Highlands Bankshares, Inc. Reports First Quarter 2019 Results

ABINGDON, Va., April 30, 2019 /PRNewswire/ -- Highlands Bankshares, Inc. (HLND) today reported net income of $1.1 million or $0.10 per diluted share, for the quarter ended March 31, 2019, compared with net income of $1.0 million or $0.09 per diluted share, for the quarter ended December 31, 2018 and net income of $610,000, or $0.06 per diluted share, for the quarter ended March 31, 2018. Return on average assets and return on average equity for the first quarter of 2019 were 0.71% and 7.53% respectively.
"I am excited to have begun 2019 with a number of positive developments," reported Timothy K. Schools, President and Chief Executive Officer. "Our team has worked diligently over the last three years to establish a disciplined risk and earnings profile. We are pleased to report another solid quarter of earnings improving over the first and fourth quarters of last year while maintaining a strong net interest margin and improving our efficiency metrics. We grew deposits $18 million, a long-time substandard loan paid down $2 million, and several other watch list loans showed signs of improvement. We are proud to be recognized as the second best bank in Bristol in 2019 and the overall best bank in our High Country market for a remarkable fifth consecutive year."
"Loan production was tepid during the quarter as a result of the large amount of rain our markets experienced this winter, customer reaction to rising rates as well as our conservative nature at a time where we are seeing many of our competitors loosening underwriting standards," Schools continued. "While we remain focused on booking quality loans made at reasonable rates and terms, we have recently seen other banks begin to offer interest only loans, 100% LTVs, no closing costs, and reduced rates on commercial loans. In second quarter, our loan pipeline has expanded to $60 million and we are hopeful this will allow us to put our increased liquidity to work. Additionally, with much of our regulatory efforts behind us we are now able to dedicate more time on profitability improvement and have identified approximately $1 million of recurring pretax income opportunities. We remain excited about our prospects and with our improved risk, earnings, and growth profile, feel our current valuation does not yet recognize the value of our franchise."

Revenue Growth
First quarter 2019 total revenue (net interest income plus noninterest income) decreased $475,000 to $6.0 million from $6.5 million in the fourth quarter of 2018. Net interest income was $5.1 million in the first quarter of 2019, a decrease of $237,000 from $5.3 million in the fourth quarter of 2018 due to the reduced day count and a reduction in average loans held for investment. First quarter 2019 noninterest income totaled $890,000 compared to $1.1 million in the fourth quarter of 2018 due to a $55,000 reduction in overdraft charges, a $35,000 reduction in OREO income and gains, a $24,000 reduction in combined interchange and merchant income, and a $41,000 fourth quarter 2018 annual true-up of equity method investments.

Noninterest Expense and Operating Efficiency
Noninterest expenses decreased $513,000 from the fourth quarter of 2018 and $612,000 from the first quarter of 2018 to $4.6 million in the first quarter of 2019. Compared to the prior quarter, first quarter 2019 benefited from reductions in employee health expense, fraud losses, and software-related expenses. Compared to the first quarter of 2018, the first quarter of 2019 benefited from reductions in OREO-related expenses, telephone and software-related expenses, and legal expense. The Company anticipates future expenses to more closely align with the level experienced in the first quarter of 2019.
In the first quarter of 2019, each of the Company's efficiency metrics improved. For the first quarter of 2019, the efficiency ratio was 75.91 percent, an improvement from 78.27 percent in the fourth quarter of 2018 and 84.44 percent in the first quarter of 2018. Noninterest expense as a percentage of assets improved to 2.97 percent from 3.42 percent in the fourth quarter of 2018 and 3.47 percent in the first quarter of 2018. Assets per employee improved to $4.4 million compared to $4.1 million at December 31, 2018 and $4.3 million at March 31, 2018.

Asset Quality
The provision for credit losses for first quarter 2019 was $103,000, compared to $196,000 in fourth quarter 2018. Net charge-offs in the first quarter of 2019 were $380,000, or 0.34 percent annualized of average loans held for investment.
Past due loans as a percentage of total loans held for investment were 1.36 percent at March 31, 2019, compared to 1.51 percent at December 31, 2018. As of March 31, 2019, loans greater than 90 days past due totaled $3.4 million, or 0.77 percent of loans held for investment, compared to 0.81 percent at December 31, 2018. A substantial portion of the greater than 90 days balance as of quarter end was related to a single relationship discussed further below. Nonperforming assets were $8.4 million, or 1.86 percent of loans held for investment and OREO at March 31, 2019. The nonperforming loan balance includes the above referenced relationship as well as a $1.6 million relationship that is current and never been past due but was moved to nonaccrual status in fourth quarter due to declining financial performance. The Company is working with this client to seek alternative financing.
During the first quarter of 2019, the Company proceeded with foreclosure of property securing a delinquent, nonaccrual loan. The Company was the winning bidder of collateral valued at $475,000, which was reported as OREO as of March 31, 2019. Net of an additional $92,000 writedown, the loan balance was $1.3 million at March 31, 2019. Foreclosure continued during the second quarter, resulting in an additional $594,000 of OREO acquired by the Company, with the remaining collateral purchased by third parties. The remaining loan balance was fully reserved as of March 31, 2019.
As a result of the third party sales and the transition of balances to OREO, the Company expects its past due ratios to improve in coming quarters.

	1Q19	4Q18	3Q18	2Q18	1Q18
Past due loans to end of period loans	1.36%	1.51%	1.42%	1.47%	1.47%
Past due loans 30-89 days to end of period loans	0.58	0.70	0.83	0.62	1.14
Past due loans 90 plus days to end of period loans	0.77	0.81	0.59	0.84	0.33
Nonperforming assets to loans and OREO	1.86	1.81	1.49	1.38	0.86
Classified assets to tier 1 capital	36	38	35	34	33
Allowance for credit losses to nonperforming loans	77.49	73.88	93.29	106.90	258.97

As of March 31, 2019, the allowance for credit losses totaled $4.2 million, representing 0.95 percent of loans held for investment, and 77.5 percent of nonperforming loans.

Capital and Liquidity
At March 31, 2019, the Company's subsidiary bank, Highlands Union Bank, reported a tier 1 leverage ratio of 9.22 percent, tier 1 risk-based capital ratio of 12.94 percent, and total risk-based capital ratio of 13.90 percent
The Company's loans held for investment to deposit ratio was 84.9 percent and the loans held for investment to asset ratio was 72.2 percent at March 31, 2019. The Company maintained cash and investment securities totaling 20.5 percent of assets as of this date. The Company's deposit mix is weighted heavily towards customer deposits, which funded 85.0 percent of assets at March 31, 2019, of which 61.09 percent is represented by core deposits, including 24.5 percent in noninterest bearing deposits. Time deposits funded 24.0 percent of assets at March 31, 2019.

About Highlands Bankshares, Inc.
Highlands provides a relationship-based and highly personal banking experience to small to mid-sized private businesses, professionals, and individuals. Focused on providing value to each and every customer, Highlands delivers banking services through highly skilled employees, digital channels, as well as 16 offices located in North Carolina, Eastern Tennessee, and Southwest Virginia.

Cautions Concerning Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements relating to financial and operational performance and certain plans, expectations, goals and projections. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, these statements are inherently subject to numerous assumptions, risks and uncertainties, and there can be no assurances that actual results, performance or achievements will not differ materially from those set forth or implied in the forward-looking statements. For an explanation of the risks and uncertainties associated with forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2018, and other filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are based upon information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

Quarterly Consolidated Income Statements (unaudited)

	Quarter ended			Percent change compared to
(thousands)	March 31, 2019	December 31, 2018	March 31, 2018	Prior quarter	Same quarter of prior year
INTEREST INCOME
Loans receivable and fees on loans	$5,653	$5,787	$5,315	(2.3)%	6.4%
Investment securities	412	457	478	(9.8)%	(13.8)%
Federal funds sold and overnight investments	141	106	70	33%	101.4%
Total interest income	6,206	6,350	5,863	(2.3)%	5.9%
INTEREST EXPENSE
Deposits	824	668	463	23.4%	78%
Other borrowed funds	273	336	364	(18.8)%	(25)%
Total interest expense	1,097	1,004	827	9.3%	32.6%
Net interest income	5,109	5,346	5,036	(4.4)%	1.4%
Provision for loan losses	103	196	172	(47.4)%	(40.1)%
Net interest income after provision for loan losses	5,006	5,150	4,864	(2.8)%	2.9%
NONINTEREST INCOME
Service charges on deposit accounts	342	396	337	(13.6)%	1.5%
Other service charges, commissions and fees	339	376	419	(9.8)%	(19.1)%
Mortgage banking income	48	47	100	2.1%	(52)%
Securities gains, net	—	—	—
Other operating income	161	309	226	(47.9)%	(28.8)%
Total noninterest income	890	1,128	1,082	(21.1)%	(17.7)%
NONINTEREST EXPENSE
Salaries and employee benefits	2,416	2,518	2,403	(4.1)%	0.5%
Occupancy and equipment expense	615	570	731	7.9%	(15.9)%
OREO-related expenses	50	54	131	(7.4)%	(61.8)%
Other operating expense	1,473	1,925	1,901	(23.5)%	(22.5)%
Total noninterest expense	4,554	5,067	5,166	(10.1)%	(11.8)%
Income before income taxes	1,342	1,211	780	10.8%	72.1%
Income tax expense	282	243	170	16%	65.9%
Net income	$1,060	$968	$610	9.5%	73.8%
Net income per common share:
Basic	$0.13	$0.12	$0.07
Diluted	0.10	0.09	0.06

Consolidated Balance Sheets (unaudited)
				Percent change since
(thousands)	March 31, 2019	December 31, 2018	March 31, 2018	Prior quarter	Same quarter of prior year
ASSETS
Cash and due from banks	$23,544	$19,965	$22,626	17.9%	4.1%
Federal funds sold	31,634	10,101	18,276	213.2%	73.1%
Total cash and cash equivalents	55,178	30,066	40,902	83.5%	34.9%
Investment securities	70,328	71,405	76,933	(1.5)%	(8.6)%
Loans held for sale	1,727	265	1,795	551.7%	(3.8)%
Loans held for investment	442,236	448,121	431,266	(1.3)%	2.5%
Allowance for loan losses	(4,096)	(4,373)	(4,000)	(6.3)%	2.4%
Net loans held for investment	438,140	443,748	427,266	(1.3)%	2.5%
Premises and equipment, net	17,367	17,447	18,138	(0.5)%	(4.3)%
Real estate held for sale	600	817	1,370	(26.6)%	(56.2)%
Deferred tax assets	6,017	6,526	7,263	(7.8)%	(17.2)%
Interest receivable	1,706	1,617	1,777	5.5%	(4)%
Bank-owned life insurance	15,113	15,022	14,768	0.6%	2.3%
Other real estate owned	2,886	2,212	2,169	30.5%	33.1%
Other assets	3,306	2,816	3,148	17.4%	5%
Total assets	$612,368	$591,941	$595,529	3.5%	2.8%

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest bearing	$149,876	$156,408	$157,907	(4.2)%	(5.1)%
Interest bearing	370,823	346,408	352,091	7%	5.3%
Total deposits	520,699	502,816	509,998	3.6%	2.1%
Short-term borrowings	30,000	30,000	—	—%	—%
Long-term debt	80	93	30,133	(14)%	(99.7)%
Other liabilities	3,033	2,391	1,954	26.9%	55.2%
Total liabilities	553,812	535,300	542,085	3.5%	2.2%
STOCKHOLDERS' EQUITY
Common stock	5,156	5,156	5,124	—%	0.6%
Preferred stock	4,184	4,184	4,184	—%	—%
Additional paid-in capital	19,292	19,277	19,169	0.1%	0.6%
Retained earnings	31,145	30,131	27,149	3.4%	14.7%
Accumulated other comprehensive loss	(1,221)	(2,107)	(2,182)	(42.1)%	(44)%
Total stockholders' equity	58,556	56,641	53,444	3.4%	9.6%
Total liabilities and stockholders' equity	$612,368	$591,941	$595,529	3.5%	2.8%

Profitability Ratios, Asset Quality and Capital (unaudited)
	Quarter ended
(dollars in thousands)	March 31, 2019	December 31, 2018	March 31, 2018
Profitability Ratios (current quarter, annualized)
Net interest margin	3.86%	3.95%	3.78%
Annualized (loss) return on average assets	0.71	0.64	0.41
Annualized (loss) return on average equity	7.53	6.95	4.49
Efficiency ratio	75.91	78.27	84.44

	March 31, 2019	December 31, 2018	March 31, 2018
Asset Quality
Loans 90 days past due and still accruing	$166	$107	$—
Non-accrual loans	5,394	5,920	1,545
Total non-performing loans	5,560	6,027	1,545
Other real estate owned	2,886	2,212	2,169
Total non-performing assets	$8,446	$8,239	$3,714
Ratios:
Non-performing loans to loans held for investment	1.22%	1.34%	0.36%
Non-performing assets to loans held for investment and OREO	1.86	1.83	0.86
Allowance for credit losses to loans held for investment	0.95	0.98	0.93
Allowance for credit losses to non-performing loans	77.49	73.87	258.97
Past-due loans to loans held for investment	1.36	1.51	1.47
Annualized net charge-offs to loans held for investment	0.34	0.04	0.12

Capital
Common shares outstanding	8,251	8,251	8,199
Preferred shares outstanding	2,092	2,092	2,092
Book value per share:
Common	$6.26	$6.02	$5.67
Combined common and preferred	5.66	5.48	5.19
Ratios (Bank only, estimated):
Tier 1 leverage ratio	9.22%	9.14%	8.51%
Tier 1 risk-based capital ratio	12.94	12.31	12.13
Total risk-based capital ratio	13.90	13.30	13.10
Common equity tier 1 ratio	12.94	12.31	12.13

CONTACT: John Gray, 276-619-4937, jgray@hubank.com